Exhibit 99.1

ResCare Reports Third Quarter 2008 Results

Company Updates Guidance

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 5, 2008--ResCare (NASDAQ: RSCR) today announced results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Financial Highlights

Consolidated revenues for the third quarter of 2008 increased 6.4% over the prior year period to $387.9 million. The Company reported income from continuing operations of $11.6 million, or $0.35 per diluted common share, compared with $11.5 million, or $0.34 per diluted common share, for the third quarter of 2007. In the third quarter of 2008, diluted loss per common share from discontinued operations was $0.01 compared with $0.00 in the prior year period.

Ralph G. Gronefeld, Jr., president and chief executive officer, said, “Despite a weak economic environment, demand for our services is steady, rates remain stable, and we continue to strengthen the Company by expanding our services to more people. ResCare’s leadership is experienced in working in difficult reimbursement and regulatory environments, and we will continue to mitigate our risk by controlling costs, providing high quality services and diversifying and growing our business through strategic acquisitions and organically.”

Guidance Update

The Company is providing guidance for the fourth quarter of 2008 for diluted earnings per common share from continuing operations in a range of $0.35 to $0.38 and revenues of $390 million to $410 million. The guidance assumes no reimbursement rate changes for the fourth quarter of 2008.

A listen-only simulcast of ResCare’s third quarter 2008 conference call will be available on-line at www.rescare.com on November 6, 2008, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with nearly 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 44,000 dedicated employees serve daily more than 65,000 people in 39 states, Washington, D.C., Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company’s website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company’s filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

RESCARE, INC. Unaudited Financial Highlights (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Income Statement Data:
Revenues	$387,923	$364,598	$1,148,700	$1,066,116
Facility and program expenses(1)(2)	350,165	328,622	1,056,102	961,235
Facility and program contribution	37,758	35,976	92,598	104,881
Corporate general and administrative(1)	15,085	13,127	44,342	40,190
Operating income	22,673	22,849	48,256	64,691
Interest expense, net	4,531	4,659	13,628	14,031
Income from continuing operations before income taxes	18,142	18,190	34,628	50,660
Income tax expense	6,514	6,667	12,469	18,567
Income from continuing operations	11,628	11,523	22,159	32,093
Loss from discontinued operations, net of taxes	(122)	(136)	(279)	(398)

Net income	11,506	11,387	21,880	31,695
Net income attributable to preferred shareholders	1,650	1,637	3,149	4,571
Net income attributable to common shareholders	$9,856	$9,750	$18,731	$27,124

Basic earnings (loss) per common share:
From continuing operations	$0.35	$0.34	$0.67	$0.97
From discontinued operations	(0.00)	(0.00)	(0.01)	(0.01)
Basic earnings per common share	$0.35	$0.34	$0.66	$0.96

Diluted earnings (loss) per common share:
From continuing operations	$0.35	$0.34	$0.66	$0.96
From discontinued operations	(0.01)	(0.00)	(0.01)	(0.01)
Diluted earnings per common share	$0.34	$0.34	$0.65	$0.95

Weighted average number of common shares:
Basic	28,553	28,337	28,425	28,185
Diluted	28,747	28,648	28,617	28,538

(1)	The Company recorded share-based compensation expense of $1.3 million ($0.03 per diluted common share) and $1.0 million ($0.02 per diluted common share) for the three months ended September 30, 2008 and 2007, respectively. Of the $1.3 million for the three months ended September 30, 2008, the Company included $0.7 million in corporate general and administrative expenses and $0.6 million in facility and program expenses. Of the $1.0 million recorded for the three months ended September 30, 2007, the Company included $0.5 million in corporate general and administrative expenses and $0.5 million in facility and program expenses. The Company recorded share-based compensation expense of $3.6 million ($0.07 per diluted common share) and $5.4 million ($0.10 per diluted common share) for the nine months ended September 30, 2008 and 2007, respectively. Of the $3.6 million for the nine months ended September 30, 2008, the Company included $1.9 million in corporate general and administrative expenses and $1.7 million in facility and program expenses. Of the $5.4 million recorded for the nine months ended September 30, 2007, the Company included $3.0 million in corporate general and administrative expenses and $2.4 million in facility and program expenses.
(2)	Facility and program expenses for the nine months ended September 30, 2008, include a pretax charge of $24.4 million recorded as a result of the Company increasing its legal reserves due to adverse developments on four lawsuits.

RESCARE, INC. Unaudited Financial Highlights (continued) (In thousands)

	Sept. 30, 2008	Dec. 31, 2007
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$14,321	$10,809
Accounts receivable, net	220,214	206,529
Other current assets	45,151	42,234
Total current assets	279,686	259,572
Property and equipment, net	84,066	83,336
Goodwill	468,105	443,623
Other assets	59,331	48,012
	$891,188	$834,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$167,102	$150,025
Other long-term liabilities	64,466	57,158
Long-term debt	231,033	220,491
Shareholders’ equity	428,587	406,869
	$891,188	$834,543

RESCARE, INC. Unaudited Financial Highlights (continued) (In thousands)

	Nine Months Ended September 30,
	2008	2007
Cash Flow Data:
Net income	$21,880	$31,695
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,454	14,654
Amortization of discount and deferred debt issuance costs	891	806
Impairment charge	–	332
Deferred income taxes	1,450	2,528
Excess tax benefits from share-based compensation	(1,049)	(1,724)
Provision for losses on accounts receivable	5,221	4,581
Share-based compensation	3,577	5,361
Loss on sale of assets	11	110
Changes in operating assets and liabilities	(1,111)	8,632
Cash provided by operating activities	47,324	66,975

Cash flows from investing activities:
Proceeds from sale of assets	571	534
Purchases of property and equipment	(14,150)	(16,220)
Acquisitions of businesses	(38,979)	(33,444)
Cash used in investing activities	(52,558)	(49,130)

Cash flows from financing activities:
Long-term debt repayments	(1,589)	(58,966)
Borrowings of long-term debt	–	40,000
Short-term borrowings – three months or less, net	10,000	–
Payments on obligations under capital leases	(57)	(174)
Proceeds from sale and leaseback transactions	–	1,669
Debt issuance costs	(118)	–
Excess tax benefits from share-based compensation	1,049	1,724
Employee withholding payments on share-based compensation	(1,446)	–
Proceeds received from exercise of stock options	1,339	2,144
Cash provided by (used in) financing activities	9,178	(13,603)
Effect of exchange rate on cash and cash equivalents	(432)	–
Increase in cash and cash equivalents	$3,512	$4,242

RESCARE, INC. Unaudited Financial Highlights (continued) (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Segment Data:
Revenues:
Community Services	$282,619	$270,354	$825,219	$781,856
Job Corps Training Services	39,952	40,074	122,270	122,626
Employment Training Services	55,140	50,904	166,641	147,087
Other	10,212	3,266	34,570	14,547
Consolidated	$387,923	$364,598	$1,148,700	$1,066,116

Operating Income:
Community Services(1)	$30,185	$27,674	$64,709	$82,164
Job Corps Training Services	2,974	2,896	8,836	8,705
Employment Training Services	5,229	6,001	17,439	13,436
Other	(685)	(487)	1,715	990
Corporate general and administrative	(15,030)	(13,235)	(44,443)	(40,604)
Consolidated(1)	$22,673	$22,849	$48,256	$64,691

Operating Margin:
Community Services(1)	10.7%	10.2%	7.8%	10.5%
Job Corps Training Services	7.4%	7.2%	7.2%	7.1%
Employment Training Services	9.5%	11.8%	10.5%	9.1%
Other	(6.7%)	(14.9%)	5.0%	6.8%
Corporate general and administrative	(3.9%)	(3.6%)	(3.9%)	(3.8%)
Consolidated(1)	5.8%	6.3%	4.2%	6.1%

(1)	Nine months ended September 30, 2008, includes a pre-tax charge of $24.4 million, recorded as a result of the Company increasing its legal reserves due to adverse developments on four lawsuits.

CONTACT:
ResCare
David W. Miles, 502-394-2137
Chief Financial Officer
or
Derwin A. Wallace, 502-420-2567
Director of Investor Relations